EXHIBIT 99.1

         Jack in the Box Inc. Reports Second Quarter Results;
 Raises Fiscal 2006 Earnings Forecast and Provides Guidance for Third Quarter

    SAN DIEGO--(BUSINESS WIRE)--May 16, 2006--Jack in the Box Inc. (NYSE:JBX) today reported that net earnings totaled $21.8 million, or 61 cents per diluted share, in the second quarter ended April 16, 2006, compared with $20.7 million, or 55 cents per diluted share, in the same quarter a year ago. As required by Statement of Financial Accounting Standards No. 123R ("SFAS 123R"), fiscal 2006 results include the effect of expensing stock options, while fiscal 2005 results did not include the effect of expensing of stock options. Year to date, net earnings totaled $47.0 million, or $1.31 per diluted share, compared with $46.1 million, or $1.23 per diluted share, for the first half of fiscal 2005.
    "Our restaurants continue to benefit from our holistic approach to reinvent the Jack in the Box(R) brand, especially in the areas of menu innovation and service," said Linda A. Lang, chairman and chief executive officer. "We're doing a better job of meeting the expectations of our core customers and are attracting new customers to our restaurants, which we attribute to the addition of high-quality products, like our line of entree salads and ciabatta burgers and sandwiches."
    The following table shows a 17 percent increase in comparable second-quarter diluted EPS, adjusting for the pro forma effect of stock option expense in the second quarter of fiscal 2005:

                                              Second        Second
                                              Quarter       Quarter
                                            Fiscal 2006   Fiscal 2005
                                           ------------- -------------
Diluted EPS                                       $0.61         $0.55
Comparable adjustments:
  Effect of stock options if expensed in
   FY 2005(1)                                         -         (0.03)
                                           ------------- -------------
Comparable diluted EPS                            $0.61         $0.52
                                           ============= =============

(1) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.

    Second quarter financial highlights

    Earnings per diluted share were higher than the company's guidance of 57-59 cents per diluted share and analysts' First Call consensus estimate of 58 cents, due primarily to higher restaurant operating margin, Jack in the Box same-store sales increases at the high end of the range forecast, and slightly lower stock option expense, partially offset by higher pension and incentive compensation expense.
    Same-store sales at Jack in the Box company restaurants increased
4.0 percent in the second quarter, with an increase in both average check and transactions, on top of a 3.1 percent increase in the second quarter of 2005. Year to date, Jack in the Box same-store sales increased 4.9 percent on top of a 2.6 percent increase for the same period in 2005. For the second quarter, system same-store sales at Qdoba Mexican Grill(R) increased 5.6 percent on top of a 14.6 percent increase in the second quarter of 2005. Year to date, system same-store sales at Qdoba increased 6.8 percent on top of a 13.5 percent increase for the same period last year. Qdoba, which has experienced 27 consecutive quarters of positive comparable sales growth, continued to be accretive to earnings for the quarter.
    Restaurant operating margin was 17.6 percent of sales in the second quarter compared with 17.2 percent forecast and 17.1 percent a year ago, with the improvement versus 2005 due primarily to lower commodity costs - principally pork, cheese and beef - as well as improved labor management, Profit Improvement Program initiatives and fixed-cost leverage on same-store sales growth, partially offset by higher utility costs.
    SG&A expense rate, including an approximate 20-basis-point increase from the expensing of stock options, was 11.0 percent of revenues in the second quarter compared with 11.1 percent in 2005, which did not include stock option expense.
    Five company and franchised Jack in the Box restaurants opened in the second quarter, along with 1 new Quick Stuff(R) convenience store, compared with 7-9 restaurants forecast and 12 restaurants, including 3 Quick Stuff sites, opened in the same quarter a year ago. The variance versus guidance is due primarily to construction delays, which are causing a higher number of restaurant openings to occur later in fiscal 2006 than originally forecast. Qdoba opened 13 company and franchised restaurants during the second quarter, as forecast, compared with 18 locations opened in the same quarter a year ago. At April 16, the company's system total was composed of 2,055 company and franchised Jack in the Box restaurants, including 47 with Quick Stuff convenience stores, and 285 company and franchised Qdoba restaurants.
    Other revenues totaled $9.1 million in the second quarter, primarily from the sale of 13 Jack in the Box company restaurants to franchisees, compared with approximately $7.5 million a year ago, also primarily from the sale of 13 such restaurants to franchisees. The increase in average gains this year related to the specific sales and cash flows of restaurants sold.
    The effective tax rate for the quarter was 37.0 percent, as forecast, versus 35.9 percent a year ago.
    Capital expenditures, including capital lease obligations, were $22.2 million for the second quarter compared with $25-30 million forecast and $19.7 million in fiscal 2005.

    Second quarter initiatives

    The company continued to effectively execute its strategy to reinvent the Jack in the Box brand by focusing on menu innovation, upgrading service execution and re-imaging the restaurant facilities:

    -- On menu innovation, Jack in the Box introduced two premium sandwiches in the second quarter: the Sourdough Ultimate Cheeseburger and the Chipotle Chicken Ciabatta Sandwich. The Sourdough Ultimate Cheeseburger features two jumbo beef patties topped with mayo-onion sauce, mustard, ketchup, and American and Swiss-style cheese - all served on the chain's signature sourdough bread. The Chipotle Chicken Sandwich features a choice of grilled or spicy crispy chicken with green leaf lettuce, sliced tomatoes, bacon and real cheddar cheese topped with a smoky chipotle sauce on the chain's signature hearth-baked ciabatta bread. Jack in the Box also added an Orange & Cream Shake to its lineup of real ice cream shakes.

    -- On upgrading service execution, the company continues to build upon several initiatives rolled out during the past two years. These include new training and tools to increase engagement among restaurant team members, as well as new internal-service programs to attract and retain high-caliber employees. One such initiative, an innovative healthcare program that Jack in the Box introduced to all part-time restaurant employees in 2004, earned a 2006 Apex Award from UnitedHealth Group's hub magazine. Jack in the Box was recognized in the magazine's May 2006 issue as the first major quick-serve hamburger chain to offer its restaurant employees access to affordable healthcare, including vision and dental benefits.

    -- On enhancing its restaurant facilities, the company began a market test of a comprehensive re-imaging program that includes a new exterior and interior paint scheme, upgraded decor and furnishings, music, uniforms, menu boards and landscaping. The new program, introduced at the company's 17 restaurants in Waco, Texas, is intended to create an inviting atmosphere that reflects the personality of Jack, the chain's fictional founder and popular spokesman.

    -- Through new restaurant development and the sale of company restaurants to existing franchisees, Jack in the Box is executing its strategy to expand franchising to generate higher returns and higher margins, while mitigating business-cost and investment risks. Additionally, the second-quarter sale of 13 company Jack in the Box restaurants to franchisees increased the percentage of franchised restaurants to 27 percent of the Jack in the Box system at quarter end compared with 24 percent a year ago.

    -- To reduce future exposure to rising interest rates, the company entered into a forward swap, effective March 2008, to convert $60 million of its $270 million term loan at floating interest rates to a fixed rate for approximately two years.

    Fiscal year 2006 guidance update

    Jack in the Box Inc. today updated its earnings guidance for fiscal 2006. For the full year, the company now expects to earn approximately $2.60 - $2.63 per diluted share, which is up from its previous forecast of approximately $2.57 - $2.60 per diluted share, and compares with $2.48 per diluted share earned in fiscal 2005. The fiscal year 2006 guidance includes the effect of expensing stock options, as required by SFAS 123R. Fiscal 2005 results did not include the expensing of stock options. The following table compares guidance for fiscal year 2006 with 2005 comparable results, assuming the effect of expensing stock options of approximately 15 cents per diluted share (excluding the effect of accelerated vesting of retiree's stock options) and certain other non-comparable items last year:

                                             Forecast
                                            Fiscal 2006   Fiscal 2005
                                           ------------- -------------
Diluted EPS                                $2.60 - 2.63         $2.48
Comparable adjustments:
 Effect of stock options if expensed in
  FY 2005(1)                                          -         (0.15)
 Nonrecurring tax-rate reduction in Q3 of
  FY 2005(2)                                          -         (0.06)
 Charge related to JBX Grill(R) in Q4 of
  FY 2005(3)                                          -          0.05
                                           ------------- -------------
Comparable diluted EPS                     $2.60 - 2.63         $2.32
                                           ============= =============

(1) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.

(2) Included in income taxes in the company's unaudited consolidated statements of earnings.

(3) Included in SG&A expense in the company's unaudited consolidated statements of earnings.

    Fiscal 2006 earnings guidance represents a 12-13 percent improvement over comparable 2005 results. The primary assumptions on which earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 40-50 company and franchised Jack in the Box restaurants, including 10-12 with new Quick Stuff convenience stores. Jack in the Box lowered by 5 the range of its forecast for new company and franchised restaurants due primarily to construction delays and the timing for entering new contiguous markets, which is now planned for 2007. Guidance for new company and franchised Qdoba restaurants is at 80-90 locations, 5 fewer than previously forecast due to construction delays.

    -- A 3.5-4.5 percent increase in same-store sales at Jack in the Box company restaurants, and a 5.0-7.0 percent system same-store sales increase at Qdoba.

    -- Restaurant operating margin at 17.2-17.4 percent of sales versus 16.9 percent in 2005, due primarily to lower commodity costs, Profit Improvement Program initiatives, and fixed-cost leverage on same-store sales growth, partially offset by higher utility costs.

    -- Other revenues of $33-35 million, primarily related to the sale of 55-60 Jack in the Box restaurants to franchisees, approximately 5 fewer than previously forecast.

    --  An effective tax rate of 37.0-37.5 percent.

    -- Capital expenditures of $140-150 million compared with $124 million in 2005, with the increase due primarily to investments associated with the planned re-imaging of 100-150 Jack in the Box restaurants in 2006.

    Third quarter 2006 guidance

    The company also today provided earnings guidance for the third quarter ending July 9, 2006, of approximately 65-67 cents per diluted share versus 66 cents per diluted share in the prior year. The quarter's guidance includes the effect of expensing stock options, as required by SFAS 123R. Third-quarter fiscal 2005 results did not include the effect of expensing of stock options of approximately 3 cents per diluted share. Additionally, the third quarter of fiscal 2005 included a lower tax rate of 31 percent due to the settlement of a prior year's tax matter. The following table compares 2006 guidance with 2005 comparable results after adjusting for the pro forma effect of the nonrecurring tax-rate reduction and stock option expense in fiscal 2005:

                                             Forecast
                                           Third Quarter Third Quarter
                                            Fiscal 2006   Fiscal 2005
                                           ------------- -------------
Diluted EPS                                $0.65 - 0.67         $0.66
Comparable adjustments:
  Nonrecurring tax-rate reduction(1)                  -         (0.06)
  Effect of stock options if expensed in
   FY 2005(2)                                         -         (0.03)
                                           ------------- -------------
Comparable diluted EPS                     $0.65 - 0.67         $0.57
                                           ============= =============

(1) Included in income taxes in the company's consolidated statements of earnings.

(2) Included in SG&A expense in the company's unaudited consolidated statements of earnings commencing with the adoption of SFAS 123R in the first quarter of fiscal 2006.

    Estimated third-quarter fiscal 2006 earnings guidance represents a 14-17 percent improvement over comparable prior-year results after adjusting for the effect of a nonrecurring tax-rate reduction and expensing stock options in fiscal 2005. The primary assumptions on which third-quarter earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 8-10 new company and franchised Jack in the Box restaurants, including 1-2 with new Quick Stuff convenience stores, compared with 10 restaurants, including 4 Quick Stuff sites, in 2005; and the opening of 12-14 new company and franchised Qdoba restaurants compared with 15 in 2005.

    -- A 3.0-4.0 percent increase in same-store sales at Jack in the Box company restaurants on top of a 2.8 percent increase in 2005.

    -- Restaurant operating margin at 18.0-18.2 percent of sales versus 17.2 percent in 2005, due primarily to lower food costs, fixed-cost leverage on increased sales and Profit Improvement Program initiatives, partially offset by higher utility costs.

    -- Other revenues of $7-8 million, primarily related to the sale of 15-20 Jack in the Box restaurants to franchisees, compared with $6.4 million in 2005, primarily related to the sale of 20 company restaurants to franchisees.

    --  An effective tax rate of 37.0-37.5 percent.

    -- Capital expenditures of $35-40 million compared with $27 million in 2005, with the increase due in part to investments associated with the planned re-imaging of Jack in the Box restaurants in 2006.

    Third quarter initiatives

    -- Several new products are slated for introduction at Jack in the Box restaurants in the third quarter, including a premium burger on sourdough bread, an addition to the chain's line of entree salads, a new variety of ice cream shake, a cheesecake dessert, a fresh fruit cup, and Dannon bottled water.

    -- This week, the company is expecting to reopen the last of 17 Jack in the Box restaurants in Waco that were completely re-imaged. Construction is currently underway in a second market, where all of the restaurants will be re-imaged with the new design.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,055 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with approximately 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 280 restaurants in 40 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements, which include the company's guidance and related assumptions, may be identified by the use of words such as "assumption," "believes," "estimates," "expects," "guidance," "plans," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: delays in the opening of new restaurants; changes in actuarial assumptions and discount rates and the related possibility of increased pension expense; changes in laws, including laws related to immigration and to pension plans; work stoppages; and adverse weather conditions in the regions in which the company's restaurants are located. Costs may exceed projections, including the cost of food, labor, pending or future legal claims, new restaurant construction and remodels, and utilities. Increases in the cost of fuel may increase the cost of food and packaging as well as impact consumer spending patterns. Additional factors which may adversely affect results include the effect of any widespread negative publicity regarding the company or the foodservice industry in general or particular foods. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of May 16, 2006. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

    Use of non-GAAP financial information

    In this press release, the company provides (a) earnings per diluted share (EPS) determined in accordance with generally accepted accounting principles (GAAP), and (b) EPS adjusted for certain items as follows:

    -- For the second quarter of fiscal 2005, comparable diluted EPS as shown in a table earlier in this press release includes the pro forma effect of expensing stock options in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123").

    -- For fiscal year 2005, comparable diluted EPS as shown in a table earlier in this press release includes the pro forma effect of expensing stock options in accordance with SFAS 123 and excludes (i) the benefit from the tax rate reduction described above, and (ii) a charge related to canceling the test of JBX Grill in the fourth quarter of fiscal 2005.

    -- For the third quarter of fiscal 2005, comparable diluted EPS as shown in a table earlier in this press release (i) includes the pro forma effect of expensing stock options in accordance with SFAS 123, and (ii) excludes the benefit from the tax rate reduction described above.

    These non-GAAP financial measures are used by management to evaluate financial operating performance. Use of these non-GAAP measures also facilitates comparisons between current and prior period financial results, estimates of future results, and to the results of the company's competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.


                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)


                              Twelve Weeks       Twenty-Eight Weeks
                                  Ended                 Ended
                           ------------------- -----------------------
                           April 16, April 17,  April 16,   April 17,
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Revenues:
  Restaurant sales         $487,822  $477,968  $1,127,702  $1,090,108
  Distribution and other
   sales                    108,122    73,886     248,083     166,926
  Franchise rents and
   royalties                 21,240    16,611      52,143      41,267
  Other                       9,052     7,536      18,025      15,407
                           --------- --------- ----------- -----------
                            626,236   576,001   1,445,953   1,313,708
                           --------- --------- ----------- -----------
Costs of revenues:
  Restaurant costs of
   sales                    151,569   150,355     355,514     343,353
  Restaurant operating
   costs                    250,418   245,711     581,566     564,977
  Costs of distribution
   and other sales          107,134    72,963     245,292     165,068
  Franchised restaurant
   costs                      9,984     8,189      22,851      18,431
                           --------- --------- ----------- -----------
                            519,105   477,218   1,205,223   1,091,829
                           --------- --------- ----------- -----------

Selling, general and
 administrative              69,131    64,040     158,681     143,598
                           --------- --------- ----------- -----------

Earnings from operations     38,000    34,743      82,049      78,281
Interest expense, net         3,440     2,478       7,430       6,451
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       34,560    32,265      74,619      71,830

Income taxes                 12,773    11,588      27,609      25,723
                           --------- --------- ----------- -----------

Net earnings                $21,787   $20,677     $47,010     $46,107
                           ========= ========= =========== ===========

Net earnings per share:
  Basic                        $.63      $.57       $1.35       $1.28
  Diluted                      $.61      $.55       $1.31       $1.23

Weighted-average shares
 outstanding:
  Basic                      34,482    36,092      34,766      36,013
  Diluted                    35,701    37,395      35,921      37,340


                 JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                April 16,   April 17,
                                                  2006        2005
---------------------------------------------- ----------- -----------
                    ASSETS
Current assets:
  Cash and cash equivalents                      $159,134    $120,662
  Accounts and notes receivable, net               27,200      20,869
  Inventories                                      39,789      41,018
  Other current assets                            104,535     104,761
                                               ----------- -----------
    Total current assets                          330,658     287,310
                                               ----------- -----------

Property and equipment, net                       867,643     852,078

Other assets, net                                 177,547     181,449
                                               ----------- -----------

    TOTAL                                      $1,375,848  $1,320,837
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt             $7,884      $7,557
  Other current liabilities                       264,494     262,779
                                               ----------- -----------
    Total current liabilities                     272,378     270,336
                                               ----------- -----------

Long-term debt, net of current maturities         285,937     293,500

Other long-term liabilities                       215,190     197,768
                                               ----------- -----------
    Total liabilities                             773,505     761,604
                                               ----------- -----------

Stockholders' equity                              602,343     559,233
                                               ----------- -----------

    TOTAL                                      $1,375,848  $1,320,837
                                               =========== ===========

    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com